Exhibit 99.1

NB&T Financial Reports Earnings for Third Quarter 2010

October 19, 2010

NB&T Financial Group, Inc. (Nasdaq: NBTF), parent company of The National Bank and Trust Company (“NB&T”), Wilmington, Ohio, announced net income for the third quarter of 2010 increased 22.7% to $1.2 million, or $.36 per share, from net income of $992,000, or $.32 per share, for the third quarter of 2009. Average earning assets for the third quarter of 2010 were $639.7 million, compared to $506.8 million for the third quarter of 2009. This increase is primarily attributable to the acquisitions of Community National Bank (“CNB”) in December 2009 and American National Bank (“ANB”) in March 2010. These acquisitions also contributed to net income for the first nine months of 2010, increasing to $8.1 million, or $2.38 per share, from net income of $2.5 million, or $.79 per share, for the first nine months of 2009. The increase in net income over the same nine months of last year is primarily due to the bargain purchase pre-tax gain of approximately $7.6 million in the Federal Deposit Insurance Corporation (“FDIC”) assisted acquisition of certain of the assets and liabilities of ANB, as well as a $4.5 million increase in net interest income largely offset by a $3.5 million increase in non-interest expenses, and a $3.1 million increase in income taxes. In addition, the Company realized a pre-tax gain of $1.4 million on the sale of its insurance agency in January 2010.

Net interest income was $6.2 million for the third quarter of 2010, compared to $4.8 million for the third quarter of 2009. Net interest margin increased to 3.84% for the third quarter of 2010, compared to 3.72% for the same quarter last year. The net interest margin increased primarily due to two factors. First, average loans outstanding for 2010, which had an average rate of 6.20%, increased $99.5 million, largely a result of the CNB and ANB acquisitions. Second, the average cost of interest-bearing liabilities declined from 1.73% in the third quarter of 2009 to 1.40% in the third quarter of 2010 on increased average deposits of $129.9 million. Due to increased liquidity, the Company was able to lower rates on non-transaction accounts over the last year.

The provision for loan losses for the third quarter of 2010 was $225,000, compared to $175,000 in the same quarter last year. Net charge-offs were $132,000 in the third quarter of 2010, compared to $78,000 in the third quarter of 2009. The provision for loan losses was higher due to an increased general allowance related to the estimated negative impact of current economic conditions on commercial real estate collateral values and an increased level of non-performing loans. Non-performing loans increased approximately $1.30 million during the third quarter of 2010 to $8.8 million, primarily due to one mortgage loan of $655,000 and two commercial real estate relationships of approximately $510,000. The provision for loan losses for the first nine months of 2010 was $1.2 million, compared to $650,000 for the first nine months of 2009.

Commenting on the non-performing loans, President & CEO John Limbert said, “While we did expect an increase in our non-performing loans as a result of our acquisitions, we are nonetheless disappointed it actually occurred. Even though our ratio of non-performing loans is below our national bank peer group and approximately $42.0 million of loans acquired from ANB is subject to FDIC loss sharing, minimizing losses in these problem loans continues to be a priority of NB&T.”

Total non-interest income was $1.9 million for the third quarter of 2010, compared to $2.2 million for the third quarter of 2009. The decline in non-interest income is largely the result of lost commission income from the sale of the NB&T’s insurance agency subsidiary in January 2010, offset by increased service charges, NSF fees and debit card interchange income from the deposit accounts acquired in December 2009 and March 2010. Total non-interest income was $14.5 million for the first nine months of 2010, compared to $6.3 million for the first nine months of 2009. The increase is due to the bargain purchase gain of $7.6 million from the ANB acquisition and the $1.4 million pre-tax gain on the sale of NB&T’s insurance agency subsidiary discussed earlier.

Total non-interest expense was $6.2 million for the third quarter of 2010, compared to $5.5 million for the third quarter of 2009. The increase for the quarter was due to increased personnel and operating expenses of approximately $494,000 related to the acquired CNB and ANB branches and increased FDIC insurance assessments and core deposit amortization expense related to the acquired deposits. Non-interest expense was $20.0 million for the first nine months of 2010, compared to $16.5 million for the first nine months of 2009, again primarily due to the recent acquisitions. Personnel and occupancy costs have increased with the addition of the six branches. Data processing expense is up due to the systems conversions and number of accounts processed. FDIC insurance expense and professional fees have increased with additional deposits and acquisition-related services, respectively. Finally, NB&T has also accrued a bonus provision for 2010, compared to no bonus provision in 2009.

On September 21, 2010 the Board of Directors declared a dividend of $0.29 per share, payable October 25, 2010 to shareholders of record on September 30, 2010. This dividend is unchanged from the dividend declared for the third quarter of 2009.

SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS

(in thousands, except per share data)

(Unaudited)

	Three Months Ending					Nine Months Ending
	9/30/2010	6/30/2010	3/31/2010	12/31/2009	9/30/2009	9/30/2010	9/30/2009
Statements of Income
Interest income	$8,069	$8,350	$7,463	$6,417	$6,606	$23,882	$19,499
Interest expense	1,871	1,879	1,846	1,801	1,851	5,596	5,674

Net interest income	6,198	6,471	5,617	4,616	4,755	18,286	13,825
Provision for loan losses	225	525	435	900	175	1,185	650
Other non-interest income	1,888	2,018	3,077	1,997	2,211	6,983	6,227
Gain on bargain purchase	—	—	7,572	1,807	—	7,572	—
Other-than-temporary impairment charge	—	—	(50)	(150)	—	(50)	—
Net gains/(losses) on sales of securities	—	—	—	—	5	—	43

Total non-interest income	1,888	2,018	10,599	3,654	2,216	14,505	6,270
Total non-interest expenses	6,194	6,265	7,496	6,003	5,535	19,956	16,478

Income before income taxes	1,667	1,699	8,285	1,367	1,261	11,650	2,967
Income taxes	450	429	2,680	(210)	269	3,559	507

Net income	$1,217	$1,270	$5,605	$1,577	$992	$8,091	$2,460

Per Share Data
Basic earnings per share	$0.36	$0.37	$1.65	$0.49	$0.32	$2.38	$0.79
Diluted earnings per share	0.36	0.37	1.65	0.49	0.32	2.38	0.79
Dividends per share	0.29	0.29	0.29	0.29	0.29	0.87	0.87
Book value at quarter end	20.91	20.73	20.49	18.91	18.95	20.91	18.95
Average basic shares outstanding	3,399	3,396	3,394	3,154	3,152	3,399	3,152
Average diluted shares outstanding	3,400	3,397	3,394	3,154	3,152	3,400	3,152

Balance Sheet Items (Quarter End)
Total assets	$691,199	$696,400	$717,222	$649,340	$554,754	$691,199	$554,754
Securities	146,060	146,979	152,537	142,425	125,573	146,060	125,573
Loans, including loans held for sale	427,274	434,380	432,371	395,822	336,308	427,274	336,308
Allowance for loan losses	3,935	3,842	3,644	3,775	3,009	3,935	3,009
Deposits	571,723	576,081	597,804	541,422	448,597	571,723	448,597
Borrowings	40,260	40,188	40,316	40,216	40,064	40,260	40,064
Total shareholders’ equity	71,301	70,699	69,877	64,485	60,138	71,301	60,138

Assets Under Management
Total assets	$691,199	$696,400	$717,222	$649,340	$554,754	$691,199	$554,754
Cash management sweep accounts	46,765	43,737	47,556	42,605	53,617	46,765	53,617
Market value of trust assets	164,628	154,506	158,088	163,678	168,275	164,628	168,275

Total assets under management	$902,592	$894,643	$922,866	$855,623	$776,646	$902,592	$776,646

Selected Financial Ratios
Return on average assets (annualized)	0.69%	0.72%	3.43%	1.11%	0.71%	1.57%	0.61%
Return on average equity (annualized)	6.79	7.24	34.77	10.34	6.61	15.69	5.53
Dividend payout ratio	80.56	78.38	17.58	59.18	90.63	36.55	110.13
Net interest margin	3.84	4.00	3.75	3.53	3.72	3.88	3.75
Non-interest expense to total revenue	76.60	73.80	46.23	72.59	79.40	60.86	82.00
Average loans to average total assets	61.82	61.54	59.31	59.79	60.07	60.91	61.19

Asset Quality
Nonaccrual loans	$8,847	$7,587	$6,471	$6,857	$2,907	$8,847	$2,907
Accruing and 90 or more days past due	—	1	292	19	521	—	521
Restructured loans	—	—	—	—	945	—	945

Total nonperforming loans	$8,847	$7,588	$6,763	$6,876	$4,373	$8,847	$4,373

Other real estate owned	3,995	3,894	4,137	3,455	1,855	3,995	1,855
Net charge-offs	132	326	567	132	78	1,026	1,052
Non-performing loans to total loans	2.07%	1.75%	1.56%	1.74%	1.30%	2.07%	1.30%
Loan loss allowance to total loans	0.92	0.88	0.84	0.95	0.89	0.92	0.89
Loan loss allowance to non-performing loans	44.48	50.63	53.88	54.90	68.81	44.48	68.81
Loans 30+ days past due to total loans	0.70	0.81	0.73	0.65	0.82	0.70	0.82
Net charge-offs to average loans	0.12	0.58	0.58	0.16	0.09	0.33	0.43

Capital
Average equity to average total assets	10.16%	9.98%	9.86%	10.71%	10.75%	10.00%	11.01%
Tier 1 leverage ratio**	10.68	10.55	11.13	12.15	11.72	10.68	11.72
Total risk-based capital ratio**	18.19	17.95	17.50	16.87	18.53	18.19	18.53

**	Estimated for current quarter end